Exhibit 99.1

Press and IndustryAnalysts: Lauren Bucher Marketing 925.245.3400 (voice) 925.960.0452 (fax) lauren.bucher@adept.com	Financial Analysts: Lisa Cummins Chief Financial Officer 925.245.3413 (voice) 925.245.3510 (fax) investor.relations@adept.com

ADEPT TECHNOLOGY STRENGTHENS ITS POSITION IN THE FAST GROWING FOOD PROCESSING AND PACKAGING INDUSTRIES THROUGH THE ACQUISITION OF INMOTX

Pleasanton, Calif.—Jan 5, 2011-- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided robotics and autonomous mobile solutions, today announced that it has entered into an agreement to acquire privately held InMoTx, a provider of industry leading technology for the global food processing market. With operations based in Denmark, InMoTx enhances Adept’s position in the fast-growing food packaging industry through a broad portfolio of intellectual property dedicated to inspecting, sorting, grading, and hygienically packaging unwrapped, natural products improving food safety by eliminating the risk of contamination introduced by manual handling.

"With this acquisition Adept continues to execute on its mission to deliver exceptional value to clients requiring superior levels of flexibility, cleanliness and robustness from primary packaging automation," said John Dulchinos, president and CEO of Adept Technology, Inc. “As was the case with Adept’s acquisition of MobileRobots, this transaction furthers Adept’s strategy to more efficiently transport goods, particularly those in regulated industries, throughout a facility by strengthening the company’s ability to automate the handling of products safely and reliably while offering traceability.”

At its inception in 2006, InMoTx strategically targeted the food processing markets where flexible automation has historically been absent in the handling of organic products due to the challenges associated with acquiring natural products. The food manufacturing industry (NAICS 311) was estimated to have shipped over $538 billion in product and employed 1.5 million people in 2006 according to the Bureau of Labor Statistics. The Bureau expects that employment will not increase in the industry but output will continue its growth at a rate of approximately 27 percent between 2006 and 2016. The products and services deployed by InMoTx offer critical tools in obtaining the levels of efficiency, flexibility, and safety required by producers, consumers, and government agencies.

“Becoming a part of Adept’s exacting pursuit of the high-speed packaging market and leveraging their resources and international support infrastructure along with tighter integration of our engineering teams, will accelerate the adoption of InMoTx’ technology and deep portfolio of products dedicated to the handling of natural products,” said Preben Hjornet, founder and chief technology officer, InMoTx. “In evaluating numerous vehicles to accelerate the expansion of our business, it was immediately apparent that Adept and InMoTx exhibit synergies across the businesses and cultures of strong customer focus.”

The acquisition of InMoTx compliments the introduction of both the Adept PAC and USDA-accepted Adept Quattro in expanding Adept's automation presence in meat processing (poultry, fish and red meats) which is estimated to represent placement opportunities of over 75,000 processing lines. The InMoTx team brings unmatched expertise in rapid development of flexible tooling and inspection solutions for the handling of natural products along with applications experience and an established industry network. Upon completion of the acquisition, InMoTx Denmark employees will become part of Adept‘s team and will work with Adept's existing engineering, operations and service teams in Pleasanton, CA, Dortmund, Germany and Singapore.  InMoTx’ US operations will be consolidated into the Adept Pleasanton, CA headquarters.

Under the terms of the agreement, Adept will acquire InMotx in a cash and stock transaction valued at up to $4.3 million, which includes $1.5 million in cash, subject to adjustment, 200,000 shares of Adept common stock and earnout provisions based upon the revenues of the acquired business and related products over the three years following the acquisition. InMotx’ founder and chief technology officer will be granted up to 100,000 shares of Adept common stock contingent on his continued employment with Adept for three years following the acquisition.  The acquisition is subject to customary closing conditions and is expected to be completed by mid-January, 2011. The transaction is expected to be accretive in Adept’s fiscal 2012 year.

About Adept Technology, Inc.

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics, and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations for completion of the acquisition and for future opportunities and revenues. Such statements are based on current expectations and projections about the Company’s business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to the effect of the acquisition on Adept’s financial results and potential difficulties in successfully operating or integrating InMoTx’s business, factors affecting our fluctuating operating results that are difficult to forecast or outside our control: the effect of the current economic downturn in manufacturing and other businesses of our customers; the Company’s inability to react quickly to changes in demand for our products and competition;  risks of acceptance of the Company's new or current products in the marketplace; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with sole or single sources of supply and potential delays associated with the development and introduction of new products.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2010, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors and its quarterly report on Form 10-Q for its first quarter of fiscal 2011, and its current report on Form 8-K filed today reporting the transaction.

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